Hand Delivered
October 20, 1998 (Revised)


Abbott Ezrilov
11458 E. Bella Vista
Scottsdale, AZ  85259

Dear Abbott:

This letter confirms the revised agreement we have reached with you regarding separation of your employment with Viasoft, Inc. ("Viasoft" or the "Company") effective November 2, 1998. The Company is offering severance payments to you and other employees who are departing the Company at the same time as you in the "October Reduction in Force." You acknowledge receipt of the attached "October 1998 Reduction in Force," which provides additional information about the reduction in force, including a list of job titles and ages of Company employees who were and were not selected for termination.

The Company will (1) pay you the amount of $65,000, less applicable withholding (federal tax, state tax, FICA, etc.) within 5 business days after November 2 and
(2) provide outplacement assistance to help you prepare for other, provided you have signed this letter and returned it to Human Resources-Phoenix after the expiration of the seven-day revocation period described below. Your final payroll will include compensation for any vacation you have accrued and not used. Any health and dental, life insurance or other benefit plans you currently participate in will end in accordance with your current policies. Continuation rights of group health coverages under COBRA regulations will be explained in a separate letter. Any valid business expenses you may have incurred but have not yet submitted the request for reimbursement shall be reimbursed provided the expenses are submitted to the Company within 45 days of your last day of active employment and are reimbursable according to Company policy.

In exchange for what the Company has agreed to do as identified above, you agree to (1) return all company materials and equipment, including keys, credit cards, files, etc. currently in your possession, (2) assist with the orderly transition of work in progress until November 2, 1998, and (3) waive and release the Company, its affiliates, divisions, officers, directors, shareholders, agents and employees from all claims, demands, and liabilities, whether known or unknown, past or present, suspected or unsuspected, including, without limitation: (a) all claims that arise out of or that relate to your employment or the termination of your employment with the Company, (b) all claims that arise out of or that relate to the statements or actions of the Company or any contract or agreement with the Company, (c) all claims that arise under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Arizona Civil Rights Act, (d) all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, or rule of decision, (e) all claims that the Company engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, or rule of decision, and (f) all claims for attorneys' fees, liquidated damages, punitive damages, costs, and disbursements. You represent that you have not assigned any of these claims to any person or entity.

You further agree that you will forever keep the terms and conditions of this separation agreement ("Confidential Information") confidential. You will not disclose Confidential Information to any person or entity except your attorneys,

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                                                                          Page 2

spouse, accountant, or tax planner, and if you disclose Confidential Information to these individuals, you must inform them that the information is to be kept in strict confidence and may not be disclosed to other parties without the written permission of you and Viasoft. You also may provide truthful testimony regarding Confidential Information in response to direct questions asked pursuant to an enforceable court order or subpoena, after you notify Viasoft of the order or subpoena and cooperate with Viasoft in responding to the order or subpoena.

You also agree not to disparage, defame or besmirch the reputation, character, image or services of the Company, its affiliates, divisions, directors, officers, shareholders, employees or agents.

You agree that you will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against Viasoft or any of its affiliates, divisions, directors, officers, shareholders, employees or agents, successors, or assigns, and you further agree that you will not voluntarily aid, assist or cooperate with any such claims or lawsuits. Again, this does not prevent you from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings, after you notify Viasoft of the order or subpoena and cooperate with Viasoft in responding to the order or subpoena.

You reaffirm your obligations under any confidentiality agreement you signed during your employment with Viasoft.

The matters discussed in this letter are legally binding and this letter supersedes all other agreements and understandings between you and the Company related to your employment, except for any confidentiality agreement you signed during your employment with Viasoft. The terms of this letter cannot be changed or amended except in a written document, signed by both you and Viasoft. Nothing in this letter constitutes an admission that any person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principal of common law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing. Any disputes or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Arizona, and any lawsuit between you and Viasoft must be brought only in Maricopa County Superior Court or the United States District Court for the District of Arizona.

You may take up to 45 (forty-five) calendar days to decide whether to sign this letter, and you are advised to consult with your own attorney prior to signing the letter. The Company's offer as outlined in this letter will expire on December 4, 1998 at 5:00 p.m. MST. If the contents of this letter are agreeable to you, please sign in the presence of a notary and return this letter to Nancy Mattson, Viasoft, 3033 N. 44th Street, Suite 101, Phoenix, AZ 85018 by December 4, 1998, thereby noting your knowing and voluntary acceptance of the terms and conditions in this letter. You will then have 7 (seven) days from the date of your signature to revoke your acceptance of this letter. If you do not revoke your acceptance, please send us a letter AFTER this seven-day period has expired, confirming your decision not to revoke your acceptance of this letter (see sample enclosed).
Viasoft will then process your severance pay.

Sincerely,

/s/ Kevin M. Hickey

Kevin M. Hickey
President and Chief Operating Officer

Enclosure

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                                                                          Page 3

EMPLOYEE ACKNOWLEDGEMENT AND AGREEMENT

I acknowledge that I have been advised to consult with an attorney prior to executing this agreement and that I have had a full opportunity to consider this Agreement and ask any questions concerning this Agreement. I have not relied upon any statements made by the Company or its attorney other than the statements in this Agreement. I have read and understand the contents of this Agreement and execute this Agreement knowingly and voluntarily, of my own free will and choice.


/s/ Abbott Ezrilov                           Date: 10/21/98
----------------------------------                 --------------------
Abbott Ezrilov


The foregoing instrument was acknowledged before me this 21ST day of OCTOBER, 1998, by Abbott Ezrilov.

Notary Public Joni K. Summers
              ---------------------------
My commission expires March 30, 2000
                      -------------------


RECEIPT AND ACKNOWLEDGEMENT BY VIASOFT, Inc.


/s/ Kevin M. Hickey                          Date: 10/29/98
----------------------------------                 --------------------
Kevin M. Hickey
President and Chief Operating Officer


The foregoing instrument was acknowledged before me this 29TH day of OCTOBER, 1998, by Kevin M. Hickey.

Notary Public Joni K. Summers
              ---------------------------
My commission expires March 30, 2000
                      -------------------